                                                                                                        EXHIBIT 11
                BANKERS LIFE HOLDING CORPORATION AND SUBSIDIARIES

                        Computation of Earnings Per Share
                                   (unaudited)



                                                                        Three months ended             Six months ended
                                                                             June 30,                      June 30,
                                                                       ---------------------          --------------------
                                                                       1996            1995           1996            1995
                                                                       ----            ----           ----            ----
   Shares outstanding, beginning of period......................    49,326,340       52,836,931    50,597,758        52,782,700

     Weighted average shares issued (retired) during the period:
       Employee defined contribution plan.......................           -                321            -             36,715
       Stock options (1)........................................           -                -             459               -
       Shares acquired and effectively retired (2)..............           -                -      (1,184,001)              -
       Common stock equivalents related to stock options........         8,590              -          15,096               -
                                                                    ----------      -----------   -----------       -----------

         Weighted average shares outstanding ...................    49,334,930       52,837,252    49,429,312        52,819,415
                                                                   ===========      ===========   ===========       ===========

     Net income ................................................   $32,198,000      $33,436,000   $62,246,000       $60,241,000
                                                                   ===========      ===========   ===========       ===========

         Net income per common share............................          $.65             $.63         $1.26             $1.14
                                                                          ====             ====         =====             =====

(1)  Bankers issued 830 shares during the six months ended June 30, 1996 upon the exercise of stock options.

(2)  Bankers purchased 1,272,248 common shares during the six months ended June 30, 1996.

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